UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STARBUCKS CORPORATION

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STARBUCKS CORPORATION

2401 UTAH AVENUE SOUTH

SEATTLE, WASHINGTON 98134

SUPPLEMENT #2 TO PROXY STATEMENT

For

THE 2021 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on March 17, 2021

Proposal 2 – Advisory Resolution to Approve Our Executive Compensation

At Starbucks Corporation’s 2021 Annual Meeting, our shareholders will vote on an advisory resolution to approve the compensation program for our named executive officers during fiscal-year 2020, or the Say-on-Pay resolution. Our board of directors recommends that shareholders vote in favor of the resolution. Institutional Shareholder Services and Glass Lewis are recommending that shareholders vote against the resolution because they do not believe there is adequate rationale for the one-time long-term performance-based cash award made in December 2019 to each of Kevin Johnson, our chief executive officer (ceo) (the “Award”) and our then chief operating officer (coo), who forfeited her award in connection with her departure from the company in February 2021.

We respectfully disagree with the proxy advisors’ recommendations. The purpose of this supplemental disclosure is to provide additional information regarding the rationale for the Award and clarify that the ultimate payout from the Award will not be known until the conclusion of fiscal-year 2022.

The Award was carefully considered and designed by our board’s Compensation and Management Development Committee (the “Committee”) reflecting advice from its independent compensation consultant, F.W. Cook & Co., Inc., with a clear rationale believed to serve the long-term interests of all our stakeholders. The Award was described in our proxy statement Compensation Discussion and Analysis (“CD&A”) last year, when approximately 84% of votes were cast in favor of our Say-on-Pay resolution. In the meantime, no actual value has been delivered from the Award, which is based on performance for a three-year period from October 1, 2019 through September 30, 2022. The Committee believes that the assessment of pay-for-performance alignment is most fairly judged based on the actual payout at the conclusion of the performance period.

Encourage Long-Term Leadership Continuity in an Intensely Competitive Market

The Award was designed to retain Mr. Johnson through at least the end of fiscal-year 2022 by providing compelling upside reward opportunity beyond Starbucks regular executive compensation program for exceptional performance. Voluntary termination or retirement as both a Starbucks partner and director prior to the end of fiscal-year 2022 would result in forfeiture of the Award.

Mr. Johnson became our ceo on April 3, 2017. From that date through March 5, 2021, the team of executive partners (employees) that he assembled has driven more than $39 billion of growth in our market-capitalization value, which currently exceeds $123 billion. From the beginning of the performance period of the Award through March 5, 2021, Starbucks market-capitalization value increased by $21 billion. Under Mr. Johnson’s leadership since becoming ceo through March 5, 2021, Starbucks total shareholder return (“TSR”) was 95%, which is approximately the 68th percentile relative to current constituents of the S&P 500. From the beginning of the performance period of the Award through March 5, 2021, Starbucks TSR was 25%. Execution across Mr. Johnson’s multi-faceted, transformational “Growth at Scale” agenda led us to become an innovator in digital applications to improve the experience of our customers; an exemplary model for workforce engagement including COVID-19 protections and diversity, equity, and inclusion; and an advocate for protecting the environment by investing in reducing the company’s carbon footprint.

Continuity in Mr. Johnson’s role is of particular importance to Starbucks during the period covered by the Award, as we continue to advance our highly successful “Growth at Scale” agenda. The Committee granted the Award with the view that it was critical to continue to reward extraordinary leadership and shareholder return, off the strong base that Starbucks had delivered during 2019, but only to the extent such strong performance was sustained. As a result, the Committee designed the grant to reward forward-looking, multi-year performance and observes from our coo’s departure that even the potential incremental reward opportunity from the Award did not eliminate the risk of losing Starbucks management talent.

Deliver Exceptional Compensation ONLY for Exceptional Performance

The Award requires “top-tier” performance to receive “top-tier” pay, consistent with our commitment to shareholder value creation and pay-for-performance philosophy. The Award aligns our ceo’s interest with continued delivery of exceptional shareholder returns through the transformational “Growth at Scale” agenda. To earn 100% of target, Starbucks must achieve TSR relative to the S&P 500 index at the 65th percentile over the three-year performance period (October 1, 2019 to September 30, 2022). To further align with shareholder interest and as an added safeguard, the Award was capped at target payout if our absolute TSR is negative over the three-year performance period, regardless of relative performance.

The Committee, with advice from F.W. Cook reflecting their experience with similar awards, viewed this level of potential future performance as exceptional and as an opportunity to recognize Mr. Johnson for continuing to drive top-tier returns for our shareholders. Currently, the payout of the Award is tracking at approximately 30%, with the ultimate payout of the Award to be determined at the conclusion of the performance period.

Reflect Best-Practice Governance Standards

The CD&A included in our 2021 proxy statement provides a full narrative of our fiscal-year 2020 executive compensation program for named executive officers, including Mr. Johnson’s regular compensation, where 89% was in the form of long-term incentives. The Committee’s view was that going beyond the regular compensation program with the Award at the beginning of fiscal-year 2020 was necessary and appropriate to ensure leadership continuity and sustain our exceptional performance momentum, with an opportunity for top-tier pay delivery to reward top-tier performance. We regularly engage with shareholders on key governance-related matters, and plan to make the Committee chair available to selected shareholders to discuss the Say-on-Pay resolution prior to the upcoming Annual Meeting on March 17, 2021.

The board believes that the special award made to Mr. Johnson was in the best long-term interests of Starbucks and its stakeholders as it serves to retain and reward exceptional leadership while also incentivizing exceptional long-term shareholder value creation.

We strongly encourage you to vote FOR Proposal 2, our Say-on-Pay resolution.

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